News Release May 18, 2026

SSR MINING ANNOUNCES THE SALE OF ITS 20% EQUITY INTEREST IN
HOD MADEN

DENVER - SSR Mining Inc. (Nasdaq/TSX: SSRM) ("SSR Mining" or the “Company") announces that it has entered into a definitive agreement with Lidya Mines to sell its 20% ownership stake and its operatorship position in the Hod Maden development project (the “Project”) for an uncapped 4.0% net smelter return royalty (“NSR”) on 100% of the Project (the “Transaction”).
The royalty consideration received by SSR Mining is expected to deliver an accretive outcome for shareholders. Concurrently with the Transaction, Royal Gold, Inc. (“Royal Gold”), which is a partner in the Project, will sell 15% of its ownership interest in the Project to Lidya Mines in exchange for an uncapped 2.5% NSR on 100% of the Project. Royal Gold’s 2.5% NSR will be issued with substantially the same key terms as the 4.0% NSR issued to SSR Mining. Royal Gold will also hold a fixed price call right to acquire 2.0% of the NSR from SSR Mining for $160 million, expiring 12 months following declaration of commercial production at the Project. Additionally, Royal Gold will hold a consent right on the sale of SSR Mining's NSR prior to January 1, 2028, and a right of first refusal in connection with any sale of the SSR Mining NSR.
Upon entering into the agreements related to the Transaction, Lidya Mines will become operator of the Project. Upon closing of the Transaction, Lidya Mines will own 85% and Royal Gold will own 15% of the Project.
SSR Mining’s total invested capital into Hod Maden, inclusive of upfront acquisition cost, earn-in and capital spend to date is approximately $243 million. With the announcement of this Transaction, SSR Mining will resign as project operator and will have no further funding obligations, with such obligations being assumed by Lidya Mines. The Transaction will be completed on an as-is, where-is basis and SSR Mining will not provide any material post-closing indemnities. The Transaction is expected to close in the third quarter of 2026. The closing of the Transaction will be subject to receipt of regulatory approval from the Turkish General Directorate of Mining and Petroleum Affairs, as well as other consents and approvals that may be required in connection with the Transaction, and other customary conditions.
The Transaction, together with the previously announced sale of the Çöpler mine in Türkiye and acquisition of the Cripple Creek & Victor Mine in Colorado, completes SSR Mining’s strategic refocus to an Americas platform. These transactions reinforce the Company’s position as a leading free cash flow, capital returns-focused gold and silver producer, anchored by its long-lived Marigold and Cripple Creek & Victor operations in the United States.
Following the closing of the Transaction, the 4.0% Hod Maden NSR will strengthen SSR Mining’s existing royalty portfolio, which currently includes NSRs on the San Luis project (4.0%) owned by Highlander Silver, the Pitarrilla project (1.25%) owned by Endeavour Silver, the Rowan property (3.0%) owned by West Red Lake Gold, and the Sunrise Lake property (4.0%) owned by Honey Badger Silver.

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About SSR Mining
SSR Mining is listed under the ticker symbol SSRM on the Nasdaq Stock Market and the Toronto Stock Exchange.
For more information, please visit: www.ssrmining.com.
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046

Cautionary Note Regarding Forward-Looking Information and Statements:
This press release includes “forward looking information” within the meaning of applicable securities laws. Forward-looking information can be identified by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “projects”, “predict”, “potential”, “continue” or other similar expressions concerning matters that are not historical facts. Statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, our ability successfully close the Transaction or our previously announced agreement to sell the Çöpler mine to Cengiz Holding A.Ş. (the “Çöpler Transaction”) within the time periods anticipated, or at all; our ability to obtain any necessary regulatory or other approvals or consents for the Transaction or the Çöpler Transaction that may be required; the successful completion of the Project and the ability of Lidya Mines to generate revenues from the Project; our ability to receive revenues under, and realize the expected returns from, the NSR, and whether and when we elect, and are able, to monetize the NSR; and our ability to strategically refocus our business to the Americas.
Although we believe that the expectations and assumptions on which such forward-looking information and statements are based are reasonable, you should not place undue reliance on the forward-looking information and statements because we can give no assurance that they will prove to be correct. Forward-looking information and statements are subject to various risks and uncertainties which could cause actual results and expectations to differ materially from the anticipated results or expectations expressed in this press release. Important factors that could cause actual results to differ materially from our historical experience, and present projections and expectations are disclosed in our filings that we make on SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Forward-looking information and statements speak only as of the date they are made. Other than as required by law, we do not intend, and undertake no obligation to update any forward-looking information and statements to reflect, among other things, new information or events. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

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